UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 29, 2008

L-1 IDENTITY SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33002	02-08087887
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

177 BROAD STREET, STAMFORD, CONNECTICUT 06901
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 504-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01          Entry into a Material Definitive Agreement.

Amended and Restated Merger Agreement

On June 29, 2008, L-1 Identity Solutions, Inc. (“L-1”) entered into an Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”) with Dolomite Acquisition Co., a wholly-owned subsidiary of L-1 (“Merger Sub”), and Digimarc Corporation (“Digimarc”).  Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, L-1 and Merger Sub commenced a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, of Digimarc (the “Shares”) at a price per share of $11.90 (the “Offer Price”) on July 3, 2008, subject to adjustment as set forth in the offer to purchase for the Offer.

Pursuant to the Merger Agreement, L-1 has agreed to acquire Digimarc, which following the Spin-Off (as defined below) will consist only of the Secure ID business of Digimarc, for aggregate consideration of $310,000,000.  Accordingly, stockholders of Digimarc will be eligible to receive consideration from L-1 pursuant to the Offer and shares in a new publicly-held company following the Spin-Off, which will hold Digimarc’s digital watermarking business.  The market value of the shares of the new publicly-held company will not be known until the shares start trading.  The Offer Price does not include the value attributable to the Spin-Off and is based on an estimated 26,050,000 Shares outstanding, including 3,862,000 Shares estimated to be issued upon exercises of stock options (“Stock Options”) to purchase Shares on or prior to the Spin-Off record date.  The Offer Price is subject to adjustment based on the total number of Shares outstanding after giving effect to the number of Shares issued upon exercise of Stock Options on or prior to the Spin-Off record date.

The Offer, which is expected to close in August 2008, is conditioned upon, among other things, the satisfaction of the Minimum Condition and the completion of the Spin-Off or the Trust Transfer (as defined below).  The Minimum Condition requires that the number of Shares that have been validly tendered in connection with the Offer (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) and not withdrawn prior to the expiration of the Offer represents more than 50% of the then issued and outstanding Shares on a fully-diluted basis.

 Prior to the completion of the Offer, Digimarc will contribute all of the assets and liabilities related to its digital watermarking business, together with all of Digimarc’s cash, including cash received by Digimarc upon the exercise of Stock Options on or prior to the Spin-Off record date, to a wholly owned subsidiary of Digimarc (“DMRC LLC”), the limited liability company interests of which will be (i) distributed to holders of Shares on the Spin-Off record date in a taxable spin-off (the “Spin-Off”) upon effectiveness of a registration statement on Form 10 (the “Form 10”) filed in connection with the Spin-Off, or (ii) pending effectiveness of the Form 10, transferred to a newly-created trust for the benefit of such Digimarc stockholders (the “Trust Transfer”).  Following the Spin-Off or the Trust Transfer, DMRC LLC will merge with and into its wholly owned subsidiary (“DMRC Corporation”), and each limited liability company interest of DMRC LLC will be converted into one share of common stock of DMRC Corporation.  If the Trust Transfer occurs, the trust will distribute shares of DMRC Corporation common stock to holders who held Shares on the Spin-Off record date, upon effectiveness of the Form 10, which

DMRC Corporation filed with the Securities and Exchange Commission (“SEC”) on June 23, 2008.

The Merger Agreement contains customary representations, warranties and covenants of the parties.  Digimarc has also agreed to terminate any discussions or negotiations with any party other than L-1 and will not (i) solicit alternative acquisition proposals or (ii) subject to certain exceptions, enter into discussions or an agreement concerning, or provide confidential information in connection with, any alternative acquisition proposal.

The Merger Agreement contains certain termination rights for both L-1 and Digimarc.  If the Merger Agreement is terminated by either L-1 or Digimarc under specified circumstances, Digimarc will be required to pay L-1 a termination fee equal to $10,850,000.  In addition, if the Merger Agreement is terminated by Digimarc under certain specified circumstances (including L-1’s failure to consummate the transactions contemplated thereby if certain conditions have been met), L-1 will be required to pay Digimarc a termination fee equal to $10,850,000.  Each of L-1 and Digimarc will be required to reimburse the other party’s expenses in certain circumstances in an amount not to exceed $6,000,000.

Pursuant to the Merger Agreement, as soon as practicable after the completion of the Offer and subject to certain conditions, Merger Sub will merge with and into Digimarc and Digimarc will continue as the surviving corporation and a wholly-owned subsidiary of L-1 (the “Merger”). In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held by L-1 or Merger-Sub, which Shares will be cancelled and shall cease to exist, or stockholders who exercise appraisal rights under Delaware law with respect to such Shares) will be cancelled and converted into the right to receive the Offer Price, without interest thereon and less any required withholding taxes.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Amended and Restated Merger Agreement, which is attached to this Current Report on Form 8-K as Exhibit 2.1 and incorporated herein by reference.

The Amended and Restated Merger Agreement has been attached to provide investors with information regarding the terms of the transactions contemplated thereby.  The Amended and Restated Merger Agreement is not intended to provide any other factual information about L-1 or Digimarc. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by L-1 and Digimarc to each other in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between L-1 and Digimarc rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about L-1 or Digimarc.

Important Additional Information

The disclosure contained herein is neither an offer to purchase nor a solicitation of an offer to sell securities.  The Offer is being made pursuant to a tender offer statement and related materials.  Digimarc stockholders are advised to read the tender offer statement and related materials, which will be filed by L-1 with the SEC.  The tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) to be filed by L-1 with the SEC and the solicitation/recommendation statement filed by Digimarc with the SEC contain important information which should be read carefully before any decision is made with respect to the Offer.  The tender offer statement and the solicitation/recommendation statement will be mailed to all Digimarc stockholders of record.

The tender offer statement and related materials may be obtained at no charge by directing a request by mail to Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, or by calling (212) 750-5833, and may also be obtained at no charge at www.l1id.com and www.digimarc.com and the website maintained by the SEC at http://www.sec.gov.

Amended and Restated Support Agreements

In connection with the Merger Agreement, Bruce Davis, Michael McConnell, Robert Eckel, Robert Chamness, Reed Stager and Philip Monego, Sr. have entered into Amended and Restated Support Agreements with L-1 pursuant to which each such individual has agreed to tender all of his Shares in connection with the Offer. As of June 27, 2008 these individuals, as a group, beneficially owned approximately 3,313,671 Shares or approximately 13.27% of the total outstanding Shares.  Of those Shares, 1,124,145 are subject to options to purchase Shares which are expected to be exercised on or prior to the record date for the Spin-Off.

The foregoing description of the Form of Amended and Restated Support Agreement is qualified in its entirety by reference to the full text of the Form of Amended and Restated Support Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Securities Purchase Agreements

On June 30, 2008, L-1 announced that it entered into two securities purchase agreements (each an “Investor Agreement” and collectively, the “Investor Agreements”) dated June 30, 2008 with LRSR LLC (“LRSR”) and dated June 29, 2008 with Iridian Asset Management LLC (“Iridian” and, together with LRSR, the “Investors”), pursuant to which L-1 agreed to sell to the Investors shares of common stock, par value $0.001 per share, of L-1 (“L-1 Common Stock”).  Subject to the terms and conditions set forth in the Investor Agreements, LRSR and Iridian committed to purchase shares of L-1 Common Stock for an aggregate purchase price of $60 million and $25 million, respectively.

Pursuant to the terms of each of the Investor Agreements, LRSR and Iridian each had an option, exercisable following the close of business on June 30, 2008, to purchase shares of L-1 Common Stock for either (i) a per share price of $12.9543 (representing a 4% discount to the volume weighted average price of a share of L-1 Common Stock on June 30, 2008, as reported by Bloomberg Financial Markets) or (ii) a per share price of $13.19, together with a contractual price protection right to receive additional shares of L-1 Common Stock if the volume weighted average price of a share of L-1 Common Stock as reported by Bloomberg Financial Markets for the 30 consecutive trading days ending on the last trading day prior to June 30, 2009 is less than $13.19.  Each of LRSR and Iridian elected option (i) above. Accordingly, upon consummation of the transactions contemplated by the respective Investor Agreements, LRSR would purchase 4,631,667 shares of L-1 Common Stock and Iridian would purchase 1,929,861 shares of L-1 Common Stock.

The purchase of shares by LRSR and Iridian remains subject to the closing conditions set forth in each of their respective Investor Agreements, which include, among other customary conditions, the satisfaction or waiver (subject to Investor consent) of the conditions to the acceptance of Shares pursuant to the Offer, including the Minimum Condition, and the filing of a “shelf” registration statement with the Securities and Exchange Commission with respect to the purchased shares of L-1 Common Stock.  If any Investor Agreement is terminated, except under circumstances when an Investor has failed to fund its purchase price amount upon satisfaction of all of the closing conditions, and has not provided notice that L-1 is in material breach of its obligations under the agreement (any other termination being a “Qualified Termination”), each respective Investor will have the right to purchase shares of L-1 Common Stock at a price of $12.90 per share (the “Option Share Right”).  The Option Share Right will remain exercisable for 15 business days from the date of the Qualified Termination.  LRSR would be entitled to purchase up to 775,193 shares of L-1 Common Stock pursuant to the Option Share Right following a Qualified Termination within 90 days from the date of the agreement, and up to 1,162,790 shares of L-1 Common Stock upon a later Qualified Termination.  Iridian would be entitled to purchase up to 322,945 shares of L-1 Common Stock pursuant to the Option Share Right following a Qualified Termination within 90 days from the date of the Agreement, and up to 484,496 shares of L-1 Common Stock upon a later Qualified Termination.

On June 30, 2008, L-1 also announced that it entered into a securities purchase agreement with Robert V. LaPenta, the Chairman and Chief Executive Officer of L-1 (the “LaPenta Agreement”), dated June 29, 2008, pursuant to which L-1 agreed to sell to Mr. LaPenta shares of L-1 Common Stock and non-voting Series A Convertible Preferred Stock, par value $0.001 per share, of L-1 (“L-1 Preferred Stock”).  Subject to the terms and conditions set forth in the LaPenta Agreement, Mr. LaPenta committed to purchase shares of L-1 Common Stock and L-1 Preferred Stock for an aggregate price of $25 million, which may be increased prior to closing to up to $35 million at the sole discretion of Mr. LaPenta.   Pursuant to the terms of the LaPenta Agreement, Mr. LaPenta was provided with the same purchase price alternatives as described above with respect to the Investor Agreements. Mr. LaPenta elected to purchase shares of L-1 Common Stock for a per share price of $13.19, which entitled him to the contractual price protection right to receive additional shares of L-1 Preferred Stock as described above (the “Price Protection Shares”).

Accordingly, upon consummation of the transaction, Mr. LaPenta would purchase 750,000 shares of L-1 Common Stock for $13.19 per share and 15,107 shares of L-1 Preferred Stock for $1,000 per share.  Pursuant to the terms of the Price Protection Right, Mr. LaPenta may acquire up to 2,185 additional shares of L-1 Preferred Stock (assuming an aggregate purchase price of $25 million).  The purchase of shares remains subject to the closing conditions set forth in the LaPenta Agreement, which conform in all material respects to the closing conditions set forth in the Investor Agreements.  Pursuant to the LaPenta Agreement, L-1 will ask for stockholder approval of the conversion of Mr. LaPenta’s L-1 Preferred Stock into shares of L-1 Common Stock at L-1’s next annual meeting of stockholders.  If such approval is obtained, the shares of L-1 Preferred Stock will be converted into L-1 Common Stock at a conversion price of $13.19 per share.  If Mr. LaPenta transfers shares of L-1 Preferred Stock to an unrelated third party, the L-1 Preferred Stock will automatically convert into L-1 Common Stock at a conversion price of $13.19 per share.  The L-1 Preferred Stock will have a preference of $1,000 per share upon any liquidation or dissolution of L-1, and upon a merger, consolidation, share purchase or similar business combination transaction, will entitle the holder to receive the same consideration as holders of L-1 Common Stock, as if the L-1 Preferred Stock was converted into L-1 Common Stock immediately prior to such event.

The Investors and Mr. LaPenta are entitled under their respective agreements to indemnification for breaches of representations and warranties or covenants of L-1 and against any claims relating to the transactions or the Merger.  In addition, in connection with the Investor Agreements and the LaPenta Agreement, L-1 entered into (and, in the case of LRSR, will enter into) a registration rights agreement providing for a “shelf” registration of the resale of shares of L-1 Common Stock acquired pursuant to the agreements, including any shares issuable pursuant to the Option Share Right and the conversion of the L-1 Preferred Stock.

The shares of L-1 Common Stock and L-1 Preferred Stock will be issued in a private offering pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”).  Under the terms of the Investor Agreements and the LaPenta Agreement, L-1 is obligated to apply all net proceeds from the sale of L-1 Common Stock and L-1 Preferred Stock, as applicable, to pay the consideration required by the Merger Agreement and to pay the expenses of L-1 related to the transactions contemplated by the Merger Agreement.

Debt Commitment Letter

In connection with the execution of the Merger Agreement, L-1 Identity Solutions Operating Company (“L-1 Operating Company”) has received a commitment letter for up to $350 million of debt financing from Bank of America, N.A., Banc of America Securities LLC and Wachovia Bank, National Association consisting of (i) a senior secured term loan facility in an aggregate principal amount of up to $250 million with a term of five years, and (ii) a senior secured revolving credit facility in an aggregate principal amount of up to $100 million (a portion of which may be drawn at the closing of the Offer and the Merger) with a term of five years.  The proceeds of borrowings under the senior secured facilities will be used (a) to finance, in part, the payment of the Offer Price and the Merger consideration, the repayment of certain existing indebtedness of L-1 Operating Company and the payment of fees and expenses incurred in connection with the Offer and the Merger, (b) to provide ongoing working capital and (c) for other general corporate purposes of  L-1 Operating Company and its subsidiaries.

The debt financing commitments are conditioned on the completion of the Offer and the Merger in accordance with the Merger Agreement, as well as other customary conditions, including, but not limited to the negotiation, execution and delivery of definitive documentation; the consummation of the private placements described above; the absence of any amendments to or waivers of the Merger Agreement to the extent such amendment or waiver is material and adverse to the interests of the lenders, without the prior consent of the lenders; the absence of a

Company Material Adverse Effect (as defined in the Merger Agreement); and the repayment of certain existing debt of L-1 Operating Company and its subsidiaries.

Borrowings under the senior secured credit facilities are expected to bear interest, at L-1 Operating Company’s option, at (i) a rate equal to LIBOR (which shall be subject to a floor of 3.25%) plus a spread based on L-1’s corporate family rating from Moody’s Investors Service, Inc. and the corporate rating from Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, ranging from 3.75% to 5.0% per annum or (ii) the alternate base rate (a rate equal to the higher of (a) the Bank of America prime rate and (b) the federal funds effective rate plus 0.50%, and in each case subject to a floor of 2.25%) plus a spread based on L-1’s corporate family rating from Moody’s Investors Service, Inc. and the corporate rating from Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, ranging from 2.75% to 4.0% per annum.

L-1 also expects to pay a fee of 0.5% on the unused portion of the revolving credit facility.  The senior secured term loan facility will require quarterly principal payments beginning at 5% of the borrowings under the senior secured term loan facility for the initial year, increasing over the duration of the senior secured term loan facility.

All obligations of L-1 Operating Company under the senior secured credit facilities are expected to be guaranteed on a senior secured basis by L-1 and by each of the L-1’s existing and subsequently acquired or organized direct or indirect wholly-owned material subsidiaries (subject to certain exceptions, the “Guarantors”).

The obligations of L-1 Operating Company and the Guarantors under the senior secured credit facilities are expected to be secured, subject to permitted liens and other agreed upon exceptions, by a perfected first-priority security interest in substantially all of the present and after acquired assets of the L-1 Operating Company and each Guarantor and by a first-priority lien on all of the capital stock of L-1 Operating Company and each direct, wholly owned subsidiary of the L-1 Operating Company and each subsidiary Guarantor (limited, in the case of foreign subsidiaries, to 65% of the voting capital stock of such subsidiaries).

The senior secured credit facilities are expected to contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, liens, transactions with affiliates and dividends and other distributions. The financial maintenance covenants will consist of a maximum leverage ratio and a minimum debt service coverage ratio. The senior secured credit facilities are expected to also include customary events of default, including with respect to a change of control to be defined.

Item 3.02   Unregistered Sales of Equity Securities.

As discussed above under Item 1.01, on June 30, 2008, L-1 announced that it had agreed to sell shares of its L-1 Common Stock and L-1 Preferred Stock subject to the terms and conditions set forth in the Investor Agreements and the LaPenta Agreement.

L-1 offered the shares of L-1 Common Stock and L-1 Preferred Stock to the Investors and Mr. LaPenta in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act. L-1 relied on these exemptions from registration based in part on representations made by the Investors and Mr. LaPenta.

The disclosure contained herein does not constitute an offer to sell or the solicitation of an offer to buy securities. The shares of L-1 Common Stock and L-1 Preferred Stock issuable pursuant to the Investor Agreements and the LaPenta Agreement have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 5.02.         Departure Of Directors or Certain Officers; Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 29, 2008, George J. Tenet provided notice that he was resigning from the Board of Directors of L-1 and all Committees thereof effective immediately.  Mr. Tenet expressed that he was resigning for personal reasons and had no disagreement with the Board of Directors or management.

Item 9.01                               Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description

2.1	Amended and Restated Agreement and Plan of Merger, dated as of June 29, 2008, by and among L-1 Identity Solutions, Inc., Dolomite Acquisition Co. and Digimarc Corporation.

10.1	Form of Amended and Restated Support Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2008	L-1 IDENTITY SOLUTIONS, INC.

	By:	/s/ Robert V. LaPenta
Robert V. LaPenta
Chairman, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Amended and Restated Agreement and Plan of Merger, dated as of June 29, 2008, by and among L-1 Identity Solutions, Inc., Dolomite Acquisition Co. and Digimarc Corporation.

10.1	Form of Amended and Restated Support Agreements